Exhibit 99.5

Hydro makes investment in Ascent Solar

(March 13, 2007)  Norsk Hydro ASA (NYSE: NHY), today acquired 1.6 million shares of the common stock of Ascent Solar Technologies, Inc. (Nasdaq: ASTI; BSE: AKC) in a private placement as the precursor to a strategic relationship between the parties. The shares purchased represent approximately 23.0% of the total shares issued and outstanding after the sale. Hydro purchased the shares for $5.7725 per share, or $9,236,000 in the aggregate, representing a 25% premium on the average of the closing bid prices in the five trading days preceding the sale. Subject to shareholder approval, Norsk Hydro will be entitled to purchase up to an additional 12% of the outstanding shares of Ascent Solar’s common stock (post-issuance) and a corresponding proportion of Class A and Class B Warrants.

With approximately 33,000 employees in nearly 40 countries, Hydro is one of the world’s leading suppliers of energy and aluminum, and its building systems and aluminum division are among the largest in the world.

“Ascent Solar’s flexible thin film is very exciting. Not only due to the low weight that makes the solar cells easy to transport, install and maintain, but also because flexible solar cells have a large number of potential applications in the future,” says Jørgen C. Arentz Rostrup, who heads Hydro’s market activities.

“It’s our ambition to enhance our activities within solar and building systems. Ascent Solar is among the leading companies in thin film. We are therefore looking for opportunities to develop integrated building solutions together with Ascent Solar,” says Rostrup.

The solar market is growing rapidly. Since 1998 there has been an annual growth of approximately 40 per cent in the market for conventional solar energy, and it has been reported that the market for thin film technologies is growing at roughly 70 per cent annually.

Ascent Solar President and CEO Matthew Foster said “our stated vision has been to see the day when building integrated photovoltaics will become pervasive and commonplace in the everyday lives of people throughout the world. There is no better opportunity than to work with one of the world’s leading energy and building systems producers with operations in nearly forty countries to bring this vision to a reality. We are humbled and excited by the opportunity to make it happen with the Hydro team.”

About Hydro:

Headquartered in Oslo, Norway, Hydro is a leading offshore producer of oil and gas and is the third-largest integrated aluminum supplier in the world. Hydro building systems is second largest in the world and markets product under three main brand names DOMAL, TECHNAL, and WICONA. Please visit Hydro’s website for additional information at www.hydro.com

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit Ascent Solar’s website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Ascent Solar’s actual operating results to be materially different from any historical results or from any future results expresses or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Ascent Solar’s filings with Securities and Exchange Commission.

Contact:
PR Financial Marketing LLC, Houston
Jim Blackman, 713-256-0369 (Investor Relations)
jimblackman@prfinancialmarketing.com
or
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303 (Media)
kellybrandner@msn.com